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                                                                    Exhibit 10.3

                                 NET-Tel INC.

                             EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and effective this 26th day of January, 1998, by and between, NET-Tel, Inc., (hereinafter referred to as "Corporation") having its principal place of business at 3050 "K" Street, NW, #250, Washington, DC 20007 and Ed McNamara (hereinafter referred to as the "Employee"), who resides at 501 Amon Lake Drive, Great Falls, VA 22066.

         A. Corporation is engaged in the business of designing, creating, and marketing telephone services and telephone management and consulting, including the resale of long distance 1+ service, both domestic and international.

         B. Corporation desires to hire the Employee.

         C. Employee is willing to be employed by the Corporation.

         D. The parties hereto desire to specify the terms of Employee's employment by Corporation.

Therefore, the parties agree as follows.

         1.       Term of Employment
                  ------------------

                  Corporation hereby employs Employee and Employee accepts employment with and agrees to serve Corporation, subject to and upon the terms and conditions of this Agreement. This Agreement shall commence on January 26, 1998 and remain in full force and effect unless and until terminated by either party pursuant to the provisions in Paragraph 13.

         2.       Duties.
                  ------

                  Employee shall be employed by the Corporation as the President Alternate Sales in such other positions involving comparable responsibilities as the Chief Executive Officer or the Board of Directors of the Corporation may designate from time to time. Employee shall perform the duties normally associated with such position. In addition, Employee shall perform such other duties as the Corporation shall reasonably assign from time to time.

         3.       Compensation.
                  ------------

                  3.1 As compensation for services rendered to the Corporation, the Corporation shall pay Employee a Base Salary, which on an annualized basis would be equivalent to $ 150,000. In addition to the Base Salary, Corporation shall pay Employee quarterly commissions based upon the Alternate Channel Sales revenue goals set forth in Schedule A hereto, plus any other payments or benefits which may be granted to him specifically or to which he may hereafter be entitled under any plan or arrangement maintained by the Corporation for its executives, management employees,

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or employees generally. Employee's Base Salary shall be payable in installments at such intervals as the Corporation pays the salaries of its management employees generally, but in no event less frequently than on a monthly basis, and subject to such deductions and withholdings as are required to be made pursuant to applicable government laws, rules and regulations. Employee shall also be eligible for such additional incentive compensation as may be determined by the Board of Directors from time to time in its sole discretion.

                  3.2 Employee shall be eligible to participate Mi any executive pension plan, benefit plan, or arrangement of the Corporation applicable to executives, management employees, or employees generally, which becomes available during the term of Employee's employment

         4.       Best Efforts.
                  ------------

                  4.1 Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Corporation. Such duties shall be performed at such place(s) as the needs, business, or opportunities the Corporation may require from time to time.

                  4.2 Employee agrees that so long as this Agreement continues in effect, Employee shall devote substantially all of his full business time and energies to the business and affairs of the Corporation, Employee shall use his best efforts, skills and abilities to promote the Corporation's interests, and Employee shall perform the duties described in this Agreement and such other duties as may reasonably be assigned to Employee.

                  4.3 During the Employee's employment by Corporation, Employee shall not directly or indirectly, either as owner, partner, shareholder, broker, dealer, agent, employee or otherwise, engage in any other significant business activity for gain or profit or other pecuniary advantage; provided, however, that this section shall not limit or restrict Employee's right to make and have personal investments in such form or manner that do not require Employee's active services in the daily operations or affairs of the business in which such investments are made and do not otherwise conflict with Employee's duties and obligations to the Corporation.

         5.       Personal Days.
                  -------------

                  5.1 Employee shall be entitled to three (3) weeks (i.e., 15
                                                                     ----
days) paid personal days days) after he/she has been employed with Corporation for six months of employment. After the first year of employment, if Employee continues to be employed by Corporation, Employee will be entitled to three (3) weeks paid personal days on the anniversary of Employee's date of hire. After four years of employment, Employee will be entitled to four (4) weeks of paid personal days on his employment anniversary date.


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                  5.2  At the end of each calendar year, Employee can elect to have one-half of his unused personal days, up to 10 days, paid to him as a bonus (based on Employee's Base Salary). Employee can carry over the remainder of his unused personal days into the following year, but at no time can Employee begin a new year on January I with more than 20 personal days.

         6.       Business Expenses
                  -----------------

                  Employee shall be entitled to reimbursement by Corporation for any ordinary and necessary business expenses incurred by Employee in the performance of Employee's duties on behalf of the Corporation, provided that:

                  (a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of Corporation as a business expense and not as compensation to Employee; and

                  (b) Employee furnishes to Corporation adequate records and other documentary evidence as required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as a deductible business expense of Corporation.

         7.       Reimbursement.
                  -------------

                  Employee agrees that, if at any time any payment made to Employee by Corporation as business expense reimbursement shall be disallowed in whole or in part as a nondeductible expense of Corporation by any taxing authority, Employee shall reimburse Corporation to the full extent of such disallowance, with interest thereon at the rate as would be charged by the Internal Revenue Service for such period from the date of reimbursement by Corporation until repaid.

         8.       Stock Options.
                  -------------

         Employee shall be entitled to options to purchase shares of common stock of the Corporation in accordance with the Corporation's Stock Incentive Plan.

         9.       Prohibition on Using Confidential Information.
                  ---------------------------------------------

                  9.1 Employee recognizes and acknowledges that Confidential Information (defined below) is a valuable and unique asset of NET-tel, access to and knowledge of which is essential to the performance of the Employee' duties to NET-tel. Except as required to perform the services required under this Agreement, Employee shall not, during his employment or any time thereafter, disclose, in whole or in part, such Confidential Information to any person, firm, corporation, association, or other entity for any reasons or purpose whatsoever, or make use of such Confidential Information for his own purposes or for the benefit of such person or other entity (except NET-tel), under any circumstances.

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                  9.2  Employee shall, prior to or upon leaving NET-tel, deliver to NET-tel any and all records, items, media of any type (including all partial or complete copies or duplicates) containing or otherwise relating to Confidential Information whether prepared or acquired by Employee or provided to Employee by NET-tel. Employee also acknowledges that all such records, items and media are at all times and shall remain the property of NET-tel.

                  9.3 Confidential information means information disclosed to or known by an employee as a consequence or through his association with NET-tel, including any information conceived, originated, discovered, or developed by Employee, which is not generally known to the public or potential competitors of NET-tel and which constitutes or relates to marketing, sales, research, development, or know-how, including, but not limited to plans, specifications, drawings, sketches, lay-outs and formulas, development and manufacture of the products of the Corporation, purchasing, accounting, customer or contract lists, trade engineering and technical data, computer software and hardware design, information entrusted to NET-tel by third parties, or any trade secrets, proprietary or confidential matter.

                  9.4 Employee shall not acquire any intellectual property rights under this Agreement except the limited right to use set out above. Employee acknowledges that, as between NET-tel and Employee, the Confidential Information and all related copyrights and other intellectual property rights, are (and at all times will be) the property of NET-tel, even if suggestions, comments, and/or ideas made by Employee are incorporated into the Confidential Information or related materials during the period of this Agreement.

         10.      Non-Solicitation.
                  ----------------

                  Employee recognizes and acknowledges that NET-tel has a national and international market for its services, and that Employee's duties will be performed in, and will require him to come into contact with the national and international market. Employee acknowledges that this market is very competitive and that because of these factors and because of the Confidential Information and customer lists which NET-tel has purchased or developed that have been or will be obtained by or disclosed to Employee, as well as the access Employee has or will have to NET-tel's subscribers, customers, and accounts, Employee will abide by the following conditions during his employment and for a term of one year after termination of this Agreement and Employee's employment thereunder, whether voluntary or involuntary. During this period, Employee will not directly or indirectly:

                  (a) Induce or attempt to induce any employee of NET-tel to leave its employ;

                  (b) Persuade or attempt to persuade any Subscriber of Corporation to cease doing business with the Corporation, to reduce the amount of business it does with the Corporation, or to do business with any other person, firm, or corporation that directly or indirectly engages in any business competitive to that of the Corporation;


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                  (c) Persuade or attempt to persuade any potential Subscriber not to do business with the Corporation or to do business with any other company, person, or firm that directly or indirectly engages in any business competitive to that of the Corporation. For the purposes of this subparagraph 10(c), the term "potential Subscriber" includes any person, firm, or corporation to which the Corporation made a presentation or otherwise actively solicited at any time during the twelve (12) months preceding the date of the termination of this Agreement.

         11.      Covenant Not to Compete.
                  -----------------------

                  11.1 Except as expressly noted herein, during Employee's employment with the Corporation, and for a period of one (1) year following the termination of the Agreement and Employee's employment thereunder, Employee shall not, either directly or indirectly, engage in or have any interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, or principal investor) that engages in the business of designing, creating or marketing telephone services in direct competition with the Corporation in the continental United States.

                  11.2 Subject to the terms of Paragraph 13.1 (c), upon termination of this Agreement by Corporation under Paragraph 13.1 (Termination Without Cause), Employee will be paid severance pay for a period of one year based on the Employee's Base Salary, to be paid in accordance with the Corporation's payment of Base Salary.

         12. Enforcement of Confidential Information Clause, Non-Solicitation Clause, and Covenant Not to Compete.
                  ----------------------------------------------------

         If Employee breaches or threatens to breach the terms of the Confidential Information clause, Non-Solicitation clause, or Covenant Not to Compete of this Agreement, NET-tel may pursue any remedies it is or may be entitled to under the law or equity, including injunctive relief. Employee acknowledges that NET-tel would be irreparably injured upon Employee's breach of the foregoing provisions regarding confidential information, non-solicitation, and covenant not to compete, and it is difficult to ascertain with certainty the amount of money damages NET-tel will suffer. Employee agrees, however, that a reasonable amount of such money damages would be the commissions and bonuses Employee was paid by NET-tel in the six (6) month period prior to Employee's termination. Provided further, however, that nothing herein shall preclude NET-tel from seeking a recoupment of its actual damages should they be ascertainable in an amount certain and should they exceed the amount of commissions and bonuses Employee received in the six (6) months prior to termination.

         13.      Termination.
                  -----------

                  13.1  Termination Without Cause. Employee's employment under
                        -------------------------
this Agreement shall be on an "at will" basis. Subject to the provisions of Paragraph 13.2, either party may terminate this Agreement and Employee's employment thereunder at any time, for any reason or no reason whatsoever by providing the other party thirty (30) days notice of such termination.


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                           (a) Subject to the terms of Paragraph 13.1 (c), upon
termination of this Agreement by either party under Paragraph 13.1 (Termination Without Cause), Employee will be entitled to commissions earned up to the date of termination which are subsequently collected by Corporation. Such commission will be paid in the same manner and within the same period as if Employee was still employed by Corporation.

                           (b) Subject to the terms of Paragraph 13. 1 (c), upon
termination of this Agreement by Corporation under Paragraph 13.1 (Termination Without Cause), Employee will be paid severance pay for a period of one year based on the Employee's Base Salary, to be paid in accordance with the Corporation's payment of Base Salary.

                           (c) If, in the good faith belief of the Corporation,
the Employee breaches the prohibition against disclosing Confidential Information in Paragraph 9, the Non-Solicitation clause in Paragraph 10, and the Covenant Not Compete in Paragraph 11, the Employee's entitlement to any commissions pursuant to Paragraph 13. 1 (a) or severance pursuant to Paragraph 13.1(b) will cease immediately and Corporation shall have no further obligation or liability to Employee.

                           (d) Upon termination of employment under Paragraph
13. 1, Employee will be entitled to payment for his unused personal days. However, if Employee terminates his employment under Paragraph 13.1 without giving 30 days notice of that termination, he will forfeit his unused personal days.

                  13.2  Termination for Cause. Corporation may, without
                        ---------------------
providing the notice specified in Paragraph 13.1, terminate this Agreement for Cause and cancel its obligation to Employee hereunder, except for base salary earned but unpaid to the effective date of termination. In the event the Agreement is terminated under this Paragraph for cause, Employee will not be entitled to any further payment of commissions nor will Employee be entitled to severance pay. As used herein, the term "Cause" shall include, but not be limited to: (i ) the commission of Employee of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty or fraud, (ii) conduct by Employee tending to bring Corporation into substantial public disgrace or dispute, (iii) failure of Employee to perform, in any material respect, his obligations under this Agreement or the reasonable directives of the Board or the Corporation's Chief Executive Officer, (iv) failure of Employee to perform his job in an efficient and satisfactory manner,
(v) negligence or willful misconduct by Employee in providing services required hereby, (vi) the Corporation files a voluntary bankruptcy petition or any bankruptcy, insolvency, liquidation, dissolution proceeding or any other similar proceedings are otherwise commenced against the Corporation or Corporation admits in writing its inability to pay its debts as they become due and payable,
(vii) Employee's breach of any aspect of this Agreement (viii) the determination by the Board that Employee has acted, or had failed to act, which action or failure to take actions are within Employee's power and authority, in a manner detrimental to the best interests of Corporation.

                  13.3  Death or Disability. In the event of Employee's death or
                        -------------------
the Employee's inability, due to a disability, to perform the essential functions of his job with or without reasonable accommodation during the term of this Agreement, Corporation shall have no further obligations or liability hereunder, except to pay to Employee or Employee's estate (in addition to and without

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regard for any benefits due under any insurance, retirement, stock option, or other benefit plan of the Corporation or any other person or entity) the amount of Employee's Compensation, including base salary, commissions, and unused personal leave, other payments accrued but unpaid at the date of Employee's death or disability as described above. Employee's employment shall be deemed terminated by reason of disability as described above only if the Board of Directors of the Corporation shall determine in good faith that Employee shall be unable to perform his duties by reason of such disability for a period of at least four (4) consecutive months.

                  13.4  Return of Property. Upon termination of this Agreement,
                        ------------------
Employee shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in the Employee's possession or under the Employee's control which is the Corporation's property or related to the Corporation's business.

         14.      Arbitration.
                  -----------

                  With the exception of the Corporation's enforcement of the Confidential Information provisions in Paragraph 9, the Non-Solicitation Provisions of Paragraph 10, and the Covenant Not to Compete in Paragraph 11, any dispute, controversy, or claim arising out of or related to this Agreement, shall be resolved exclusively by arbitration in the Washington, D.C. area before a single arbitrator appointed by the American Arbitration Association (the "AAA") in a confidential arbitration conducted on an expedited basis in accordance with applicable AAA rules and procedures. The determination and award of the arbitrator shall be conclusive and binding on the Corporation and the Employee, and judgment on the arbitrator's award shall be entered in any court having jurisdiction thereof.

         15.      Successors.
                  ----------

                  15.1 This Agreement is personal to Employee and neither it nor any benefits hereunder shall, without the prior written consent of the Corporation, be assignable by Employee.

                  15.2 This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns and any such successor or assignee shall be deemed substituted for the Corporation under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation, or other business entity that at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires the stock of the Corporation or to which the Corporation assigns this Agreement by operation of law or otherwise.

         16.      Indemnification.
                  ---------------

                  The Corporation shall indemnify and hold harmless Employee from and against any costs, expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending, or future civil, criminal, administrative or investigative action, suit or proceeding to which he is or is threatened to be made a party by reason of the execution or performance of this

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Agreement, the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, or other enterprise, if (i) such action, suit or proceeding arises out of activities of the Corporation prior to his assumption of such position, or
(ii) he acted in good faith and in the manner he reasonably believed to be in or not opposed to the best interests of the Corporation.

         17.      Governing Law.
                  -------------

                  Because NET-tel is a national corporation, with employees working on a national basis, to ensure uniformity, this Agreement is made pursuant to, and shall be governed, construed, and enforced in all respects and for all purposes in accordance with the laws of the State of Virginia.

         18.      Waivers.
                  -------

                  No consent or waiver, express or implied, by either party, to or of any breach or default by the other in the performance by the other of its obligations hereunder, shall be deemed or construed to be a consent or waiver to, or of, any other breach or default in the performance by such other party hereunder. Failure on the part of either party to complain of any act or failure to act of any other party, or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

         19.      Amendments.
                  ----------

                  This Agreement is subject to amendment only by a written agreement signed by all of the parties hereto.

         20.      Invalid Provisions.
                  ------------------

                  In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and the same shall be enforceable to the fullest extent permitted by law.

         21.      Attorneys' Fees.
                  ---------------

                  In the event of any arbitration or litigation between the parties hereto to enforce any provision of this Agreement or any right of any party hereto, the unsuccessful party to such arbitration or litigation agrees to pay to the successful party, all costs and expenses, including reasonable attorneys' fees and costs incurred therein.



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         22.      Captions and Headings.
                  ---------------------

                  The headings of the articles of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereto.

         23.      Entire Agreement
                  ----------------

                  This Agreement contains the entire Agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing.

         24.      Use of Terms.
                  ------------

                  Wherever the context of this Agreement requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural.

         25.      Consideration.
                  -------------

                  The parties hereto agree that no consideration, independent of the services to be performed by Employee for Corporation and the compensation and benefits to be provided Employee for such services as may be agreed to by Corporation and Employee from time to time, exists or has been provided by either party hereto to induce the other to enter into this Employment Agreement.



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         IN WITNESS WHEREOF, the parties to this Agreement have duly executed the same on the date and year first above written.


NET-tel, Inc.                                Employee:

                                             /s/ Ed McNamara
By: _________________________________        ___________________________________
                                             Ed McNamara


Its: __________________________________




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                                  SCHEDULE A

            QUARTERLY COMMISSION SCHEDULE AND PAYMENT ARRANGEMENTS


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